SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant

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	Preliminary Proxy Statement	Confidential, For Use of the Commission Only

☑	Definitive Proxy Statement	(as permitted by Rule 14a-6(e)(2))

Definitive Additional Materials

Soliciting Material Pursuant to Rule14a-12

GENELABS TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 10, 2002

To Our Shareholders:

      You are cordially invited to attend the 2002 annual meeting of the shareholders of Genelabs Technologies, Inc. The meeting will be held at Genelabs Technologies’ principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063 on Thursday, June 20, 2002, at 10:00 a.m. Pacific Daylight Time.

      At the meeting, you will be asked to elect eight members to the board of directors and to ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002. These matters are described more fully in the proxy statement attached hereto and made a part hereof.

      I would like to thank you for your support as a Genelabs Technologies shareholder and urge you to please complete, date, sign and return the enclosed proxy as soon as possible. We look forward to seeing you at the meeting.

Sincerely,

/s/ Irene A. Chow, Ph.D.

IRENE A. CHOW, PH.D.
Chairman of the Board
and Chief Executive Officer

PROXY STATEMENT
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
REPORT OF THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
GENELABS STOCK PRICE PERFORMANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING OF SHAREHOLDERS
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
OTHER BUSINESS

GENELABS TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

 DATE:          THURSDAY, JUNE 20, 2002

 TIME:          10:00 A.M., P.D.T.
PLACE:          505 PENOBSCOT DRIVE
                   REDWOOD CITY, CALIFORNIA 94063

      NOTICE IS HEREBY GIVEN that the 2002 annual meeting of the shareholders of Genelabs Technologies, Inc., a California corporation, referred to as Genelabs or the Company, will be held at the place and time indicated above for the following purposes:

1. ELECTION OF DIRECTORS. To elect eight members to the board of directors, each to serve until the next annual meeting of shareholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal;

2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS. To ratify the selection of Ernst & Young LLP as independent auditors for Genelabs for the fiscal year ending December 31, 2002;

3. OTHER BUSINESS. To transact other business that may properly come before the annual meeting and any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the proxy statement that is attached and made a part hereof.

      The board of directors has fixed the close of business on Tuesday, April 23, 2002 as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof.

      Whether or not you expect to attend the annual meeting in person, you are urged to please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

/s/ Heather Criss Keller

HEATHER CRISS KELLER
Vice President, General Counsel
and Secretary

Redwood City, California

May 10, 2002

GENELABS TECHNOLOGIES, INC.

505 Penobscot Drive
Redwood City, California 94063

PROXY STATEMENT

Date, Time and Place of Meeting

      This proxy statement is furnished to the shareholders of Genelabs Technologies, Inc., a California corporation, in connection with the solicitation by the board of directors of Genelabs of proxies in the accompanying form for use in voting at the 2002 annual meeting of the shareholders to be held on Thursday, June 20, 2002 at 10:00 a.m., Pacific Daylight Time, at Genelabs’ principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting. The Company intends to mail this proxy statement to shareholders on or about May 10, 2002.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (1) delivering to Genelabs (to the attention of Heather Criss Keller, Genelabs’ Vice President, General Counsel and Secretary) a written notice of revocation or a duly executed proxy that is signed at a later date by the person who signed the earlier proxy; or (2) attending the annual meeting and voting in person.

Dissenters’ Rights of Appraisal

      Under applicable California law, none of the holders of common stock are entitled to dissenters’ rights of appraisal in connection with any proposal to be acted on at the annual meeting.

Solicitation and Voting

      The close of business on Tuesday, April 23, 2002 has been fixed as the record date for determining the holders of the shares of Genelabs common stock entitled to notice of, and to vote at, the annual meeting. As of the close of business on this record date, Genelabs had 49,847,934 shares of common stock outstanding and entitled to vote. The presence of a majority of these shares at the annual meeting, either in person or by proxy, will constitute a quorum for the transaction of business.

      Shareholders are generally entitled to one vote for each share of common stock held as of the record date. In electing directors, however, each shareholder has cumulative voting rights and therefore is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The shareholder may cast these votes all for a single candidate or may distribute the votes among some or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the annual meeting prior to the voting of an intention to cumulate votes. In this event, the proxy holder may allocate the votes represented by proxies among the board of directors’ nominees in the proxy holder’s sole discretion.

      An automated system administered by Genelabs’ transfer agent will tabulate votes cast by proxy and an employee of the transfer agent will tabulate votes cast in person at the annual meeting. All votes will be tabulated by an inspector of elections appointed for the annual meeting who will tabulate affirmative and negative votes, abstentions and broker non-votes for each proposal, each of which will be tabulated separately. The inspector will also determine whether a quorum is present, with abstentions and broker non-votes each included in the determination of the number of shares present and voting for quorum purposes. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast on a proposal.

      With regard to the election of directors pursuant to Proposal No. 1, the nominees receiving the highest number of affirmative votes will be elected as directors.

      With regard to the ratification of the selection of independent auditors pursuant to Proposal No. 2, neither abstentions nor broker non-votes will be counted for any purpose in determining whether the selection of Ernst & Young LLP is ratified. The affirmative vote of a majority of the shares voting at the annual meeting, either in person or by proxy, will effectively ratify the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2002.

      If no specific instructions are given with respect to matters to be acted upon at the annual meeting, shares of common stock represented by a properly executed proxy will be voted (1) FOR election of the nominees for directors listed in Proposal No. 1 and (2) FOR ratification of selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2002.

      Genelabs will pay the expenses of soliciting proxies to be voted at the annual meeting. Genelabs may conduct further solicitation personally, telephonically or by facsimile through its officers, directors or regular employees, none of whom will receive additional compensation for assisting with such solicitation, or through an agent hired by Genelabs for such purpose to whom Genelabs may pay compensation that is customary for such services. Following the original mailing of the proxies and other soliciting materials, Genelabs will request that brokers, custodians, nominees and other record shareholders forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, upon the request of the record shareholders, Genelabs will reimburse such holders for their reasonable expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

      Genelabs’ bylaws state that the number of directors is not to be less than five or more than nine. The number of directors on the board is currently fixed at eight. At the annual meeting, the shareholders will be asked to elect all eight directors, each of whom will serve until the next annual meeting of shareholders or until a successor has been elected and qualified or until the director’s earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the eight nominees unless the proxy is marked to withhold authority to do so. If any nominee is unable to serve for any reason or will not serve for good cause, the proxies may be voted for such substitute nominee as the board of directors may determine. The board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

      The names of the nominees, their ages as of April 23, 2002, and certain other information about each of them are set forth below:

Name	Age	Position

Irene A. Chow, Ph.D.	63	Chief Executive Officer and Chairman of the Board of Directors
J. Richard Crout, M.D.(1)	72	Director
Thomas E. Dewey, Jr.(1)	69	Director
Arthur Gray, Jr.(2)	79	Director
H. H. Haight(2)	68	Director
Alan Y. Kwan(1)	56	Director
James A. D. Smith	43	President and Director
Nina K. Wang(2)	64	Director

(1)	Member of the Human Resources Committee.

(2)	Member of the Audit and Finance Committee.

      Each of the directors listed above was elected to be a director at Genelabs’ 2001 annual meeting of shareholders held on June 21, 2001.

      There are no family relationships among any of Genelabs’ directors or executive officers.

      Irene A. Chow, Ph.D. has been Chairman since April 1999 and has been Chief Executive Officer since January 2001. From July 1995 through March 1999, Dr. Chow was President and Chief Executive Officer. Dr. Chow joined Genelabs as an officer and director in 1993. In addition to her duties at Genelabs, Dr. Chow is also the chairman of the board of Genovate Biotechnology Co., Ltd. (formerly Genelabs Biotechnology Co., Ltd.). Prior to joining Genelabs, Dr. Chow held several positions at Ciba-Geigy Corporation, most recently as Senior Vice President of Drug Development for the pharmaceuticals division. Prior to joining Ciba-Geigy, Dr. Chow served as an associate professor and an assistant dean of Health Related Professions at Downstate Medical School, State University of New York. Dr. Chow holds a B.A. degree in Literature from National Taiwan University, and both an M.A. and a Ph.D. in Biostatistics from the University of California, Berkeley.

      J. Richard Crout, M.D. has been a director of Genelabs since January 1999. Dr. Crout is a pharmaceutical industry consultant, providing regulatory and drug development advice to pharmaceutical and biotechnology companies. Prior to forming Crout Consulting in 1994, Dr. Crout served as Vice President, Medical and Scientific Affairs of Boehringer Mannheim Pharmaceuticals Corporation. Dr. Crout has also headed the Office of Medical Applications of Research at the National Institutes of Health and served as director of the Bureau of Drugs (now the Center for Drug Evaluation and Research) at the Food and Drug Administration. Dr. Crout is currently a member of the board of directors of Trimeris, Inc. and Biopure Corporation.

      Thomas E. Dewey, Jr. has been a director of Genelabs since January 1999. Mr. Dewey is a senior investment banker and financial adviser with McFarland Dewey & Co., LLC, an investment banking firm in New York City. Prior to founding his first firm in 1976, Mr. Dewey was General Partner of the international investment banking firm Kuhn, Loeb & Co. Mr. Dewey is currently a senior trustee of Lenox Hill Hospital, where he was Chairman for a 10-year term, and a director of Northwest Natural Gas Company and The Goldfield Corporation.

      Arthur Gray, Jr. has been a director of Genelabs since March 1991. Mr. Gray has been Senior Managing Director of Carret & Co. since October 1999. Previously, Mr. Gray was a Managing Director of Cowen Investment Counselors, a division of Cowen & Co., from July 1993 to September 1999. Prior to joining Cowen, Mr. Gray was President and Chief Executive Officer of Dreyfus Personal Management, Inc., a subsidiary of the Dreyfus Corporation, from January 1984 to June 1993. Mr. Gray is also a director of Seventh Generation, an environmental product catalog company.

      H. H. Haight has been a director of Genelabs since May 1989. Mr. Haight is President and Chief Executive Officer of Argo Global Capital, Inc., where he specializes in high-technology industries. Prior to joining Argo in 1998, Mr. Haight was a Managing Director of Advent International Corporation, an advisor and manager of international venture capital funds, where he was closely involved in Advent’s Far East activities and responsible for Advent’s Far East Group from 1984 through 1998. Mr. Haight holds a B.S. in Forestry from the University of California, Berkeley and an M.B.A. from Harvard University.

      Alan Y. Kwan has been a director of Genelabs since January 1999. Mr. Kwan is an attorney based in Houston, Texas, where he maintains a general legal practice with an emphasis in business transactions and asset management. Previously, for more than 20 years Mr. Kwan was active in real estate development and general management for several Hong Kong-based international companies including the Chinachem Group, Swire Properties, Ltd. and Tai Cheung Properties, Ltd. Mr. Kwan previously was also a director of the Hong Kong operation of China International Trust & Investment Corp.

      James A. D. Smith has been President of Genelabs since April 1999. From January 2000 to January 2001, Mr. Smith also served as Chief Executive Officer. From October 1996 through March 1999, Mr. Smith was Chief Operating Officer. From June 1995 through September 1996, Mr. Smith was Vice President, Marketing and Business Development, and from January 1994 through June 1995, Mr. Smith was Director of Marketing. Prior to joining Genelabs, Mr. Smith was with ICN Pharmaceuticals for more than ten years in various marketing and business development positions, most recently as Director of Worldwide Business

Development. Mr. Smith has a B.S. in Molecular and Cellular Biology from the University of California, San Diego.

      Nina K. Wang has been a director of Genelabs since February 1997. Mrs. Wang is the Chairlady of the Chinachem Group, one of Hong Kong’s largest private real estate developers. Mrs. Wang is currently a director of Yangming Marine Transport Corporation in Taiwan, Bank of Overseas Chinese in Taiwan, Chelsfield PLC in the United Kingdom and the University of International Business and Economics and the Foreign Affairs College in China. Mrs. Wang created the Ruxin Agricultural Award to recognize technological advancements and achievements in agriculture in China, is the Honorary President of the Chinese Red Cross Foundation, and is Special Advisor to the World Federation of United Nations Associations. Mrs. Wang is a John Harvard Fellow of Harvard University and is a Professor at both Peking University and The Foreign Affairs College.

Meetings and Committees of the Board of Directors

      The board of directors met five times in 2001. All directors attended at least 75% of the meetings of the board and of the committees on which they served, except for Mrs. Wang, who attended less than 75% of such meetings. The board of directors currently has two committees: the Human Resources Committee and the Audit and Finance Committee. The board does not have a nominating committee or a committee performing similar functions.

      The Audit and Finance Committee is composed of three non-employee directors: Mr. Gray, Mr. Haight and Mrs. Wang. Each of these committee members is “independent” as such term is defined by the National Association of Securities Dealers. The Audit and Finance Committee reviews Genelabs’ accounting practices, internal control systems, cash investment policy and filings with the Securities and Exchange Commission and meets with Genelabs’ outside auditors concerning the scope and terms of their engagement and the results of their audits. The Audit and Finance Committee also is responsible for evaluating significant finance transactions. The Audit and Finance Committee met four times in 2001. Additional information regarding this committee’s activities in 2001 are set forth below under the heading “Report of the Audit and Finance Committee of the Board of Directors.”

      The Human Resources Committee is composed of three non-employee directors: Dr. Crout, Mr. Dewey and Mr. Kwan. The Human Resources Committee is responsible for reviewing compensation paid to executive officers and for administering Genelabs’ stock option and employee benefit plans. The Human Resources Committee met three times in 2001. Additional information regarding this committee’s activities in 2001 are set forth below under the heading “Report of the Human Resources Committee of the Board of Directors on Executive Compensation.”

Compensation of Directors

      Non-employee directors are eligible to receive $1,500 for each board meeting he or she attends in person and $500 for each meeting he or she attends by telephone. All directors also are reimbursed for actual business expenses incurred in attending board and committee meetings. Upon his or her first election to the board, each non-employee director is granted an option to purchase 30,000 shares of Genelabs common stock at an exercise price equal to the fair market value of the common stock on the date of grant. At each annual meeting of shareholders after the second anniversary of each director’s election to the board, each non-employee director is granted an additional option to purchase 15,000 shares. Directors who are also employees are granted options under the 2001 Stock Option Plan in accordance with Genelabs’ general compensation policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR

THE ELECTION OF ALL DIRECTORS NOMINATED.

PROPOSAL NO. 2

RATIFICATION OF SELECTION

OF INDEPENDENT AUDITORS

      The board of directors has selected Ernst & Young LLP as the Company’s independent auditors to perform the audit of Genelabs’ financial statements for the fiscal year ending December 31, 2002, and the shareholders are being asked to ratify such selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, are expected to have the opportunity to make a statement at the annual meeting if they desire to do so and will be available to respond to appropriate questions.

      Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the board will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the board, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Genelabs and its shareholders.

      Fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2001 were as follows:

Audit Fees	$139,700
Financial Information Systems Design and Implementation Fees	0
All Other Fees	48,800

Audit Fees are fees in connection with the audit of Genelabs’ consolidated financial statements and the review of financial statements in Genelabs’ quarterly reports on Form 10-Q filed in 2001;

Financial Information Systems Design and Implementation Fees refers to the year 2001; and

All Other Fees are for the year 2001 other than for services covered above. All Other Fees is primarily composed of fees related to tax services and the filing of registration statements on Form S-8.

      The Audit and Finance Committee has considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining their independence, and has determined that it is.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information known to Genelabs as of April 23, 2002, regarding the beneficial ownership of Genelabs common stock by:

•	each person known to the board of directors to be the beneficial owner of more than 5% of the outstanding common stock;

•	each director and nominee;

•	each executive officer named in the Summary Compensation Table herein; and

•	all directors and executive officers as a group.

      Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% shareholder, as the case may be.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days after April 23, 2002. Unless otherwise indicated to the knowledge of the board of directors, the persons or entities identified in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each of the individuals or entities named below is c/o Genelabs Technologies, Inc., 505 Penobscot Drive, Redwood City, California 94063.

	Number of		Number of	Total Shares	Percent of
	Shares		Shares with Right	Beneficially	Outstanding
Name and Address of Beneficial Owner	Owned		to Acquire	Owned	Shares(1)

Veron International Limited(2)	5,391,633		—	5,391,633	10.8%
Top Floor Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong
Watson Pharmaceuticals, Inc.	3,000,000		500,000	3,500,000	7.0%
311 Bonnie Circle Corona, California 92880
Irene A. Chow, Ph.D.	12,502		931,846	944,348	1.9%
James A. D. Smith	42,939		291,585	334,524	*
Matthew M. Loar	55,800	(3)	169,786	225,586	*
H. H. Haight	145,000		50,000	195,000	*
Marc J. Gurwith, M.D.	28,181		129,832	158,013	*
Arthur Gray, Jr.	125,000	(4)	25,000	150,000	*
Heather Criss Keller	41,264		104,649	145,913	*
Thomas E. Dewey, Jr.	20,000		35,000	55,000	*
J. Richard Crout, M.D.	18,000	(5)	35,000	53,000	*
Alan Y. Kwan	4,500		35,000	39,500	*
Nina K. Wang	—		35,000	35,000	*
All directors and executive officers as a group (15 persons)(6)	561,609		2,007,631	2,569,240	5.0%

*	Represents less than 1%.

(1)	Based on 49,847,934 shares of Genelabs common stock outstanding as of April 23, 2002.

(2)	An investment holding company whose principal shareholder is Mrs. Wang, a Genelabs director.

(3)	Includes 5,000 shares held by Mr. Loar’s children.

(4)	Includes 15,000 shares held by trust of which Mr. Gray is the beneficiary and 25,000 shares held by Mr. Gray’s spouse.

(5)	Includes 8,000 shares held in trust for Dr. Crout’s child for which Dr. Crout is trustee.

(6)	Includes holdings of the above-listed Genelabs officers, four other executive officers not listed above and directors. Excludes shares held by Veron International, Limited.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table sets forth all compensation earned during the fiscal years ended December 31, 2001, 2000 and 1999, by Genelabs’ Chief Executive Officer and each of Genelabs’ four other most highly compensated executive officers (collectively, the “named executive officers”).

Summary Compensation Table

						Long-Term
						Compensation
						Awards
		Annual Compensation
						Securities
				Other Annual		Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)(1)		Options(#)

Irene A. Chow, Ph.D.(2)	2001	450,000	157,500	235,235		150,000
Chairman of the Board and	2000	262,550	150,000	89,605		40,000
Chief Executive Officer	1999	263,542	79,326	101,164		135,000
James A. D. Smith	2001	285,000	53,438	27,709		30,000
President	2000	256,650	—	40,968		40,000
	1999	216,275	38,028	42,225		90,000
Marc J. Gurwith, M.D.(3)	2001	215,109	32,400	53,090	(4)	60,000
Vice President, Drug Development	2000	204,642	37,775	46,688	(5)	30,000
and Chief Medical Officer	1999	196,617	38,690	34,943	(6)	35,000
Heather Criss Keller	2001	207,500	31,500	17,508		70,000
Vice President, General Counsel	2000	161,282	34,200	6,107		45,000
and Secretary	1999	138,600	18,322	—		20,000
Matthew M. Loar	2001	204,584	33,000	23,179		70,000
Chief Financial Officer	2000	148,986	32,490	17,652		45,000
	1999	126,667	21,760	10,399		50,000

(1)	Unless otherwise noted, amounts in this column represent amounts vested in the long-term portion of Genelabs’ Annual and Long Term Incentive Based Compensation Program.

(2)	Dr. Chow was Chief Executive Officer through March 31, 1999 and was re-appointed Chief Executive Officer on January 19, 2001, with a base salary effective January 1, 2001 when she returned full-time. As Chairman in 1999 and 2000, Dr. Chow worked part-time.

(3)	Dr. Gurwith’s last day of employment with Genelabs was February 8, 2002.

(4)	Represents $37,394 vesting in the long-term portion of the Annual and Long Term Incentive Based Compensation Programs and forgiveness of $14,400 in principal, and $1,296 in interest, of a loan made to Dr. Gurwith.

(5)	Represents $29,840 vesting in the long-term portion of the Annual and Long Term Incentive Based Compensation Program and forgiveness of $14,400 in principal, and $2,448 in interest, of a loan made to Dr. Gurwith.

(6)	Represents $16,943 vesting in the long-term portion of the Annual and Long Term Incentive Based Compensation Program and forgiveness of $14,400 in principal, and $3,600 in interest, of a loan made to Dr. Gurwith.

Option Grants in Last Fiscal Year

      The following table sets forth information regarding individual grants of options to purchase shares of Genelabs common stock made during 2001 to each of the named executive officers.

	Individual Grants

		% of Total
		Options
	Number of Securities	Granted to	Exercise		Grant Date
	Underlying Options	Employees	Price	Expiration	Present
Name	Granted(#)(1)	in 2001	($/Share)	Date	Value($)(2)

Irene A. Chow, Ph.D.	100,000	7.7	7.08	1/19/2011	568,130
	50,000	3.8	1.71	7/20/2011	67,933
James A. D. Smith	30,000	2.3	1.71	7/20/2011	41,265
Marc J. Gurwith, M.D.	30,000	2.3	7.08	1/19/2011	180,313
	30,000	2.3	1.71	7/20/2011	40,760
Heather Criss Keller	40,000	3.1	7.08	1/19/2011	240,417
	30,000	2.3	1.71	7/20/2011	40,760
Matthew M. Loar	40,000	3.1	7.08	1/19/2011	240,417
	30,000	2.3	1.71	7/20/2011	40,760

(1)	Stock options are awarded with an exercise price equal to the fair market value of Genelabs common stock on the date of award. Generally, these stock option grants have a four-year vesting period with 25% of the shares subject to the stock options vesting and becoming exercisable on the first anniversary of the date of grant, and thereafter the remaining 75% of the shares subject to the stock options vesting and becoming exercisable in 36 equal monthly installments, so long as employment with Genelabs continues. However, certain of these stock option grants have a one-year vesting period with the shares subject to the stock options vesting and becoming exercisable in 12 equal monthly installments beginning one month after the date of grant, so long as employment with Genelabs continues. All of the options granted have a 10-year term.

(2)	The estimated “grant date present value” of options granted in 2001 is based on a Black-Scholes option pricing model, a model that reflects certain assumptions regarding variable factors such as interest rates and stock price volatility. Stock options have value only as a result of appreciation in the price of Genelabs common stock. If, at the time of exercise, the price of Genelabs common stock is the same as or lower than the option exercise price, there will be no gain to the optionee. Because changes in the subjective input assumptions can materially affect the fair value estimate, it is the belief of Genelabs that this model does not necessarily provide a reliable single measure of the fair value of the options granted. For the purposes of establishing the “grant date present value” shown in the table, the model assumed a dividend yield of zero, risk-free interest rate of 4.0%, volatility factor of the expected market price of the Genelabs common stock of 1.0, and an expected life of the options of one year subsequent to vesting.

Option Exercises and Option Value for Fiscal 2001

      The following table sets forth certain information concerning the exercise of stock options during 2001 by each of the named executive officers and the number and value at December 31, 2001 of unexercised options held by each of the named executive officers.

	Shares		Number of Securities		Value of Unexercised
	Acquired on	Value	Underlying Unexercised		In-the-Money Options
	Exercise	Realized	Options at Year-End(#)		at Year-End($)(2)

Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Irene A. Chow, Ph.D.	35,000	180,054	891,514	67,391	20,398	4,083
James A. D. Smith	—	—	258,668	63,932	10,180	2,450
Marc J. Gurwith, M.D.	—	—	117,443	71,557	1,750	2,450
Heather Criss Keller	—	—	64,338	95,662	2,732	3,093
Matthew M. Loar	—	—	127,038	96,362	1,750	2,450

(1)	“Value Realized” represents the fair market value of the shares underlying the option on the date of exercise less the aggregate exercise price.

(2)	These values are based on the positive spread between the respective exercise price of outstanding stock options and the fair market value of Genelabs common stock at December 31, 2001 ($1.85). These amounts may not represent amounts actually realized by the named executive officers.

Employment Agreements

      Except as described below, the Company has not entered into any employment agreements with the named executive officers, and their employment may be terminated at any time at the discretion of the board of directors.

      On January 3, 2002, the Company entered into agreements with each of the named executive officers providing certain compensation in the event of a change in control of the Company. The agreements provide for the immediate vesting of all unvested shares of stock options granted by Genelabs to the named executive officers upon the effective date of a change in control of the Company (referred to as the Effective Date). Under the change of control agreement between the Company and Dr. Chow, should Dr. Chow be involuntarily terminated within 18 months of the Effective Date, her agreement provides for salary continuation for 24 months, a lump sum payment of 150% of her target bonus potential for the calendar year in which the involuntary termination takes place and continuation of health care coverage for 18 months. Under the change of control agreement with each other named executive officer, should such officer be involuntarily terminated within 18 months of the Effective Date, the agreement provides for salary continuation for 12 months, a lump sum payment of 100% of the executive’s target bonus potential for the calendar year in which the involuntary termination takes place and continuation of health care coverage for 12 months.

Limitation of Liability and Indemnification

      The Company’s articles of incorporation and bylaws include provisions that eliminate the liability of the directors for monetary damages to the fullest extent under California law.

      In addition to the indemnification set forth in the Company’s articles of incorporation and bylaws, as a general practice, the Company enters into agreements with each director and officer pursuant to which the Company agrees to indemnify such directors and officers. These agreements, among other things, provide for indemnification for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at the Company’s request. Genelabs believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

Notwithstanding anything to the contrary set forth in any of Genelabs’ filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Human Resources Committee of the Board of Directors on Executive Compensation that follows shall not be deemed to be incorporated by reference into any such filings and it is not considered filed under the Securities Act or the Exchange Act unless this section is specifically referenced.

REPORT OF THE HUMAN RESOURCES COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Human Resources Committee (the “Committee”) acts on behalf of the board of directors to oversee the implementation of the Company’s general compensation policy for all employees of the Company. The primary goals of the Company’s compensation policy are to attract and retain qualified employees and align their compensation with the Company’s business objectives and performance. The Committee assists the board in fulfilling its fiduciary duty regarding accountability to the Company’s shareholders.

      The Committee is composed of three directors, each of whom is independent of management and the Company. The Company’s chief executive officer and vice president of human resources generally attend the Committee’s meetings at the invitation of the Committee, do not vote on any matters, and are excused from meetings when matters of their own compensation are discussed.

Executive Officer Compensation Policies

      The Company’s executive compensation philosophy is to attract and retain executive officers capable of leading the Company to achievement of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. In addition, long-term equity compensation is awarded to align the interests of management and shareholders. The Company provides executive officers of the Company with an economic interest in the long-term appreciation of the Company’s common stock through the grant of stock options, subject to vesting restrictions.

      The Committee reviews the performance of the designated officers of the Company, including the chief executive officer, from time to time, but at least once annually. The Committee recommends to the board compensation for each officer. The board considers the recommendations of the Committee and approves the terms of compensation for all executive officers of the Company.

Elements of Executive Officer Compensation

      The Committee’s philosophy in compensating executive officers, including the chief executive officer, is to relate compensation principally to corporate and executive performance within the context of maintaining appropriate market competitiveness. Compensation for the chief executive officer and each of the Company’s other executive officers generally consists of three elements: base salary, a performance-based bonus and long-term equity incentives including stock option grants with exercise prices set at the fair market value at the time of the grant. Base salaries and cash bonuses are determined annually, based in part on the achievement of corporate performance goals and objectives set by the board. Under these performance criteria, executive officers’ compensation, including the chief executive officer’s compensation, is based on the Company’s success in meeting these established goals and objectives.

      In determining compensation for all executive officers, the Committee also takes into consideration the financial condition and prospects for the Company as well as any promotions or changes in responsibilities that may have taken place during the fiscal year. Total compensation paid by the Company to its chief executive officer and other executive officers is designed to be competitive with compensation packages paid to the management of comparable companies in the biopharmaceutical industry. In making its compensation decisions, the Committee takes into consideration information and reports including surveys of compensation programs and practices of competing biopharmaceutical companies as well as publicly available information and reports from compensation consulting firms. In addition, custom survey data are reviewed on a case-by-case, position-by-position basis as the Committee deems necessary or appropriate. The Committee strives to provide compensation packages that are competitive at or about the 50th percentile of the companies surveyed.

      Base Salary. Base salary is cash compensation and is determined by the competitive market and individual performance. Base salary for each executive officer is established each year based on a compensation range which corresponds to the executive officer’s job responsibilities and the executive officer’s overall individual job performance. For most of the executive officers, base salaries were increased in February 2001 based on their previous base salary as well as the surveys noted above and other information reviewed by the Committee.

      Bonuses. In addition to their base salaries, Genelabs’ executive officers, including the chief executive officer, are each eligible to receive an annual cash bonus under an incentive bonus program. A portion of the cash compensation paid to the executive officers, including the chief executive officer, is in the form of discretionary bonus payments that are paid on an annual basis. Under the incentive bonus program, cash bonus awards are based on overall corporate performance. The board approves the Company’s overall objectives, and cash bonuses are awarded based on the board’s assessment of achievement of those objectives. Bonus target levels are based on a percentage of the officer’s base salary.

      Many traditional measures of corporate performance, such as earnings per share or sales growth, are less important in reviewing the performance of executives in the biopharmaceutical industry, as compared with more established industries. Because of the Company’s current stage of development, the Committee emphasizes other indications of performance, such as the progress of the Company’s research and development programs, corporate development and marketing relationships with corporate partners, the recruitment of management personnel, and securing capital resources sufficient to enable the Company to further its research and development plans.

      Although not all of the 2001 corporate goals were fully met, the Committee determined that certain critical objectives were substantially achieved. Based on this determination and its evaluation of the executive officers’ contributions, achievements and performance, the board granted bonuses to the executive officers that were generally no more than 75% of the target cash bonus that could have been awarded. In addition, stock options were granted as part of the annual performance and compensation review.

      Long-Term and Equity Incentives. The long-term incentive program is designed to encourage creation of long-term value for the Company’s shareholders and equity ownership for its executives. The goal of the program is to encourage retention of key executive officers on a long-term basis through the payment of additional compensation if employment continues throughout the designated vesting period. If an executive in this category should be eligible for and receive an annual bonus, the amount of the bonus will also be awarded in the long-term portion of the program. This long-term element generally defers payments to the executive over a three-year period, vesting one-third each year.

      The number of shares subject to each stock option granted as long-term equity incentives to executive officers is based, in part, on each officer’s anticipated future contribution and ability to impact corporate and/or business unit results, past individual or corporate performance or consistency within the executive’s competitive peer group. In making its decisions, the Committee considers these factors, as well as the number of options held by such executive officers as of the date of grant that remained unvested.

Chief Executive Officer Compensation

      The Committee analyzed the total direct compensation for chief executive officers from the survey data gathered on companies in the biopharmaceutical industry and/ or of the Company’s size and complexity. As a part of this review, the Committee determined that Dr. Chow was entitled to a pay increase in accordance with the Company’s philosophy to pay for performance and to pay consistently with comparable companies in the industry. In determining Dr. Chow’s 2001 bonus and salary, the Committee recognized her significant contributions to the performance of the Company, which included continued progress of the Company’s research and development programs. In addition, the Committee took into consideration Dr. Chow’s industry experience, competitive salary information and current market conditions in accordance with the objectives and policies as set forth above. The Committee also recognized the value of Dr. Chow’s performance in setting a clear vision and strategy, and providing the leadership to achieve results. In making its determination with respect to the bonus to be awarded to Dr. Chow for 2001, the Committee’s assessment was that Dr. Chow’s performance was critical to the achievement of the Company’s performance objectives. As with other executive officers, the amount of Dr. Chow’s total compensation was based on the Company’s achievement of its 2001 objectives to a substantial degree and her individual performance and contribution with respect to meeting previously established performance objectives. Dr. Chow was awarded 100% of her target bonus, which was 35% of her base salary. In addition, in 2001 the board established certain conditions under which vesting in her interest in the long-term incentive program would be accelerated and, in 2002, determined that these conditions were met.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. Certain performance-based compensation is specifically exempt from the deduction limit. The Company is currently monitoring the applicability of Section 162(m) to its ongoing compensation arrangements. The Company does not expect that amounts of compensation paid to its executives officers will fail to be deductible by reason of Section 162(m).

HUMAN RESOURCES COMMITTEE
J. RICHARD CROUT, CHAIR
THOMAS E. DEWEY, JR.
ALAN Y. KWAN

April 23, 2002

Notwithstanding anything to the contrary set forth in any of Genelabs’ filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit and Finance Committee of the Board of Directors that follows shall not be deemed to be incorporated by reference into any such filings and it is not considered filed under the Securities Act or the Exchange Act unless this section is specifically referenced.

REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE

BOARD OF DIRECTORS

      The Audit and Finance Committee (the “Audit Committee”) is composed of three non-employee directors, each of whom is “independent” as such term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The board of directors approved and adopted a written charter for the Audit Committee on October 29, 1999, a copy of which was filed as Annex A to the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 27, 2001.

      The Audit and Finance Committee oversees Genelabs’ financial reporting process on behalf of the board of directors. Genelabs’ management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the fiscal year ended December 31, 2001 with management which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee also reviewed the audited financial statements for the fiscal year ended December 31, 2001 with the Company’s independent auditors, Ernst & Young LLP, which review included a discussion of the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standards No. 1, and considered the compatibility of non-audit services with the auditors’ independence.

      The Audit Committee and Genelabs’ independent auditors have discussed the overall scope and plans for their audits. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Genelabs’ internal controls and the overall quality of Genelabs’ financial reporting. The Audit Committee held four meetings during fiscal year 2001.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
H. H. HAIGHT, CHAIR
ARTHUR GRAY, JR.
NINA K. WANG

April 23, 2002

Notwithstanding anything to the contrary set forth in any of Genelabs’ filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the chart titled “Genelabs Stock Price Performance” that follows shall not be deemed to be incorporated by reference into any such filings and it is not considered filed under the Securities Act or the Exchange Act unless it is specifically referenced.

GENELABS STOCK PRICE PERFORMANCE

GENELABS STOCK PRICE LINE GRAPH

	Genelabs Technologies, Inc.	NASDAQ Stock Market	NASDAQ Pharmaceuticals

1996	100.00	100.00	100.00
1997	45.90	122.50	103.30
1998	44.90	172.70	131.50
1999	89.80	321.00	247.30
2000	66.80	193.10	307.50
2001	30.20	153.20	262.70

      The graph above compares the cumulative total shareholder return on Genelabs common stock for the five-year period from December 31, 1996 through December 31, 2001 with the cumulative total return on the NASDAQ Stock Market Index (U.S. companies) and the NASDAQ Pharmaceuticals Stock Index over the same period. The graph assumes an investment of $100 in Genelabs common stock and in each of the indices on December 31, 1996, and reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      From January 1, 2001 to the present, there have been no transactions in which the amount involved exceeded $60,000 to which Genelabs or any of its subsidiaries was a party and in which any executive officer, director, 5% beneficial owner of common stock or member of the immediate family of any of the foregoing persons had or has a direct or indirect material interest, except the compensation arrangements described above.

SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING OF SHAREHOLDERS

      A shareholder who wants to present a proposal to be considered for inclusion in Genelabs’ proxy materials for the 2003 annual meeting of shareholders must submit that proposal in writing no later than January 10, 2003. To be timely, shareholder proposals to be presented and considered at the 2003 annual meeting, but not through Genelabs’ proxy materials, must be received in writing by the Corporate Secretary at Genelabs’ executive offices after March 23, 2003 and before April 23, 2003, unless the 2003 annual meeting is called for a date earlier than May 21, 2003 or later than July 20, 2003, in which case such proposal must be received by the Corporate Secretary no earlier than 90 days and no later than 60 days prior to the date of the meeting. In the event that Genelabs publicly announces the date of the 2003 annual meeting less than 70 days prior to the date of the meeting, shareholder proposals to be presented and considered at the meeting, but not through Genelabs’ proxy materials, must be received by the Corporate Secretary within ten days following the date of such announcement.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires Genelabs’ directors and executive officers and persons who own more than 10% of Genelabs common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and changes in ownership of Genelabs common stock. Reporting Persons are required by the Commission’s regulations to furnish the Company with copies of all Section 16(a) reports they file. To Genelabs’ knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, Genelabs believes that during its fiscal year ended December 31, 2001, all Reporting Persons complied with all applicable filing requirements.

OTHER BUSINESS

      The board of directors does not presently intend to bring any other business before the annual meeting, and, so far as is known to the board, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

      All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope, which is postage prepaid if mailed in the United States, is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GENELABS TECHNOLOGIES, INC.
FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS

JUNE 20, 2002

         The undersigned shareholder of GENELABS TECHNOLOGIES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 10, 2002, and the 2001 Annual Report to Shareholders and hereby appoints Irene A. Chow and Heather C. Keller, and each of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Shareholders of GENELABS TECHNOLOGIES, INC. to be held on June 20, 2002 at 10:00 a.m., Pacific Daylight Time, at GENELABS TECHNOLOGIES, INC.’s principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063, and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS AND FOR THE RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1.	ELECTION OF DIRECTORS

NOMINEES:	(01) Irene A. Chow (02) J. Richard Crout, M.D. (03) Thomas E. Dewey, Jr. (04) Arthur Gray, Jr.	(05) H. H. Haight (06) Alan Y. Kwan (07) James A. D. Smith (08) Nina K. Wang

FOR ALL NOMINEES WITHHOLD FROM ALL NOMINEES

(INSTRUCTION): TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.

2.	RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

FOR AGAINST ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Signature(s)	Dated:	, 2002

This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.